Exhibit 99.1

Press Release

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES Prices Senior Unsecured Notes Offering

Size of Offering Increased to $2 Billion from the Previously Announced $500 Million

Arlington, VA, October 10, 2007 – The AES Corporation (NYSE: AES) today said that it has priced its previously announced private placement of senior unsecured notes, consisting of $500 million principal amount of 7.75% senior notes due 2015 and $1.5 billion principal amount of  8% senior notes due 2017.

The Company intends to use the net proceeds from the sale of the senior notes primarily to refinance a portion of its recourse debt. However, depending on the timing of the sources and uses of parent-level funds, up to $600 million of the net proceeds may be used to support the Company’s near-term investment requirements, such as the potential purchase of the Brazilian National Development Bank’s (BNDES) interest in Brasiliana and anticipated investments in the Philippines, South Africa and Northern Ireland, or for general corporate purposes. As previously disclosed in the Company’s Form 10-K/A dated August 7, 2007, AES has a right of first refusal under the Brasiliana shareholders’ agreement to acquire BNDES’s interest in Brasiliana. BNDES has begun the process to sell its interest in Brasiliana.  The Company may also use its internally-generated free cash flow, additional financing transactions and portfolio management transactions, including (but not limited to) asset sales and subsidiary recapitalization transactions to fund its investments and for the refinancing of its recourse debt.

The senior notes will not be registered under the Securities Act of 1933, or any state securities laws.  Therefore, the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable securities laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

 About AES

AES is one of the world’s largest global power companies, with 2006 revenues of $11.6 billion. With operations in 28 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 13 regulated utilities amass annual sales of over 73,000 GWh and our 121 generation facilities have the capacity to generate approximately 43,000 megawatts. Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2006 Annual Report on Form 10-K/A.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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